Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

EW Healthcare Partners Announces Commencement of the Tender Offer for All Outstanding Shares of TherapeuticsMD

NEW YORK, NY – June 6, 2022 – EW Healthcare Partners (together with its consolidated subsidiaries and affiliates “EW”) announced today that its affiliate, Athene Merger Sub, Inc. (“Purchaser”), commenced the previously announced cash tender offer for all of the issued and outstanding shares of common stock of TherapeuticsMD, Inc. (Nasdaq: TXMD) (“TXMD” or the “Company”) at a price of $10.00 per share, net to the seller, in cash, without interest and less applicable withholding taxes. The tender offer is being made pursuant to the merger agreement (the “Merger Agreement”) executed on May 27, 2022 and announced by EW and TXMD on May 31, 2022, under which Purchaser will acquire TXMD in a transaction valued at approximately $177 million. Purchaser and its parent company, Athene Parent, Inc. (“Parent”), are wholly owned subsidiaries of EW.

The $10.00 per share all-cash tender offer represents a premium of approximately 211.8% to the 30-day volume-weighted average price, as well as a premium of approximately 367.3% over TXMD’s closing share price on May 27, 2022, the last trading day prior to EW and TXMD announced that they had entered into the Merger Agreement.

A tender offer statement on Schedule TO that includes the Offer to Purchase and related Letters of Transmittal setting forth the terms and conditions of the tender offer has been filed today with the U.S. Securities and Exchange Commission (the “SEC”) by Purchaser. Additionally, TXMD will file a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of TXMD’s board of directors that TXMD’s stockholders tender their shares in the tender offer.

The tender offer will expire one minute after 11:59 P.M., New York City time on July 5, 2022, unless the tender offer is extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The completion of the tender offer is conditioned upon, among other things, TXMD’s stockholders tendering at least a majority of TXMD’s then outstanding shares and other customary closing conditions.

If, as a result of the tender offer, the Purchaser holds shares that represent at least one share more than 50% of all the issued and outstanding shares of TXMD’s common stock, and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, the Purchaser will, as soon as practicable, merge with and into TXMD, with TXMD continuing as the surviving corporation and as a wholly owned subsidiary of Parent, under Section 92A.133 of the Nevada Revised Statutes, without prior notice to, or any action by, any other stockholder of TXMD. Upon completion of the transaction, TXMD will cease to be a publicly traded company.

D.F. King & Co., Inc. is acting as information agent for Purchaser in the tender offer. Computershare Trust Company, N.A. is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to D.F. King & Co., Inc. by telephone at (800) 820-2416.

About EW Healthcare Partners (“EW”)

With over $4 billion raised since inception, EW Healthcare Partners is one of the largest and oldest private healthcare investment firms and seeks to make growth equity investments in fast growing commercial-stage healthcare companies in the pharmaceutical, medical device, diagnostics, and technology-enabled services sectors in the United States and in Europe. Since its founding in 1985, EW Healthcare Partners has maintained its singular commitment to the healthcare industry and has been a long-term investor in over 150 healthcare companies, ranging across sectors, stages and geographies. The team is comprised of over 20 senior investment professionals with offices in New York, Houston and London. https://www.ewhealthcare.com/

Cautionary Notes Regarding Forward Looking Statements

Certain statements in this communication, including, without limitation, statements regarding the proposed transaction, plans and objectives, and management’s beliefs, expectations or opinions, may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address expected future actions and expected future business and financial performance. Forward-looking statements may be identified by the use of words such as “believe,” “will,” “should,” “estimate,” “anticipate”, “potential,” “expect,” “intend,” “plan,” “may,” “subject to,” “continues,” “if” and similar words and phrases. These forward-looking statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.

Actual results, developments and business decisions may differ materially from those expressed or implied in any forward-looking statements as a result of numerous factors, risks and uncertainties over which the Company or EW Healthcare Partners, as applicable, have no control. These factors, risks and uncertainties include, but are not limited to, the following: (1) the conditions to the completion of the proposed transaction may not be satisfied, including uncertainties as to how many of the Company’s stockholders will tender their shares in the tender offer and the possibility that if the transaction does not close by July 13, 2022, or the Company is unable to satisfy the minimum qualified cash covenant under the Company’s Financing Agreement, it will constitute an event of default under the Company’s Financing Agreement and the Company may not continue as a going concern; (2) the parties’ ability to complete the proposed transaction contemplated by the Merger Agreement in the anticipated timeframe or at all; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement between the parties to the proposed transaction (including that if the transaction agreement is terminated it is an event of default under the Company’s Financing Agreement and the Company may not continue as a going concern); (4) the effect of the announcement or pendency of the proposed transaction on business relationships, operating results, and business generally; (5) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the proposed transaction; (6) risks related to diverting management’s attention from ongoing business operations; (7) the outcome of any legal proceedings that may be instituted related to the proposed transaction or the transaction agreement between the parties to the proposed transaction; (8) the amount of the costs, fees, expenses and other charges related to the proposed transaction; (9) the risk that competing offers or acquisition proposals will be made; (10) general economic conditions, particularly those in the life science and medical device industries; (11) stock trading prices, including the impact of the proposed transaction on the Company’s stock price and the corresponding impact that failure to close the proposed transaction would be expected to have on the Company’s stock price, particularly in relation to the Company’s current and future capital needs and its ability to raise additional funds to finance its future operations in the event the proposed transaction does not close; (12) the participation of third parties in the consummation of the proposed transaction; and (13) other factors discussed from time to time in the reports of the Company filed with the Securities and Exchange Commission (the “SEC”), including the risks and uncertainties contained in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as filed with the SEC on March 23, 2022, and related sections in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are available free of charge at http://www.sec.gov or under the “Investors & Media” section on the Company’s website at www.therapeuticsmd.com.

Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Important additional information will be filed with the SEC

This press release is neither an offer to purchase nor a solicitation of an offer to sell common stock of TXMD or any other securities. This communication is for informational purposes only. The tender offer transaction commenced by affiliates of EW is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letters of Transmittal and other offer materials) filed by such affiliates of EW with the SEC. In addition, TXMD will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. The offer to purchase shares of TXMD’ common stock is only being made pursuant to the Offer to Purchase, the Letters of Transmittal and related offer materials filed as a part of the tender offer statement on Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTERS OF TRANSMITTAL AND OTHER MATERIALS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. PRIOR TO MAKING ANY DECISION REGARDING THE TENDER OFFER, TXMD STOCKHOLDERS ARE STRONGLY ADVISED TO CAREFULLY READ THESE DOCUMENTS, AS FILED AND AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE. TXMD stockholders will be able to obtain the tender offer statement on Schedule TO (including the Offer to Purchase, a related Letters of Transmittal and other offer materials) and the related solicitation/recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement on Schedule TO (including the Offer to Purchase, a related Letters of Transmittal and other offer materials) and the related solicitation/recommendation statement on Schedule 14D-9 may be obtained free of charge from D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005, Telephone Number (800) 820-2416.

Contact

EW Healthcare Partners

athene@ewhealthcare.com